Exhibit 5.1

[Goodwin Procter LLP Letterhead]

July 10, 2014

Ocera Therapeutics, Inc., Inc.

525 University Avenue, Suite 610

Palo Alto, California 94301

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-181215) (as amended or supplemented, the “Registration Statement”) filed on May 7, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ocera Therapeutics, Inc. (formerly known as Tranzyme, Inc.), a Delaware corporation (the “Company”)  of up to $100,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on May 29, 2012.  Reference is made to our opinion letter dated May 7, 2012 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the preliminary prospectus supplement (the “Prospectus Supplement”) filed on July 9, 2014 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 4,830,000 shares (including up to 630,000 shares that may be sold pursuant to an option granted to the underwriters) of the Company’s Common Stock, par value $0.00001 per share (the “Shares”), covered by the Registration Statement.  We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors), the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP